Filed pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-168094
PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated August 6, 2010)
5,150,680 Shares
Common Stock

     This Prospectus Supplement No. 4 supplements the prospectus dated August 6, 2010, or the prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-168094). This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 30, 2010 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
     The prospectus and this prospectus supplement relate to the disposition from time to time by Small Cap Biotech Value, Ltd., or SCBV, or its permitted transferees or other successors-in-interest, of up to 5,150,680 shares of our common stock. We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by SCBV.
     Our common stock is listed on The NASDAQ Global Market under the symbol “ONTY.” On September 29, 2010, the last reported sale price of our common stock on The NASDAQ Global Market was $3.43.
     This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

     Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of the prospectus, and under similar headings in any amendments or supplements to the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 30, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2010
ONCOTHYREON INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2601 Fourth Avenue, Suite 500
Seattle, Washington 98121
(Address of principal executive offices, including zip code)
(206) 801-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 8.01	Other Events.
     As previously disclosed on a Current Report on Form 8-K filed on September 27, 2010 (the “Prior 8-K”), Oncothyreon Inc. (the “Company”) entered into a Securities Purchase Agreement, dated September 23, 2010 (the “Purchase Agreement”), with the Purchasers (as defined therein), for the private placement of 4,242,870 shares of its common stock and warrants to purchase an additional 3,182,147 shares of common stock for $3.50 per unit (each unit consisting of one share of common stock and a warrant to purchase 0.75 of a share of common stock). On September 28, 2010, the issuance of the securities contemplated by the Purchase Agreement was completed, resulting in gross proceeds to the Company of approximately $14.9 million (the “Closing”).
     The shares and warrants were issued in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. JMP Securities LLC acted as the lead placement agent and ROTH Capital Partners, LLC as the co-agent for the private placement transaction.
     In connection with the Closing, on September 28, 2010, the Company entered into the registration rights agreement with the Purchasers, the form of which was attached as Exhibit 4.1 to the Prior 8-K. Prior to the Closing, the Company and the Purchasers amended the Purchase Agreement to increase the exercise price of the warrants to $4.24 per share.
     The foregoing is not a complete summary of the terms of the amendment to the Purchase Agreement and reference is made to the complete text of the form of amendment attached hereto as Exhibits 10.1, which is incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Form of Amendment No. 1 to the Securities Purchase Agreement, dated September 28, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.
By:	/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President and Chief Executive Officer

Date: September 30, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Amendment No. 1 to the Securities Purchase Agreement, dated September 28, 2010.

Exhibit 10.1
AMENDMENT NO. 1 TO THE
SECURITIES PURCHASE AGREEMENT
     This Amendment No. 1 (this “Amendment”) to the Securities Purchase Agreement, by and between Oncothyreon Inc., a Delaware corporation (the “Company”), and _________ (“Investor”) is dated as of September 28, 2010 and amends the Securities Purchase Agreement dated as of September 23, 2010 (the “Purchase Agreement”) by and among the Company and the Purchasers (as defined in the Purchase Agreement). Investor is one of the Purchasers party to the Purchase Agreement. The Company and the Investor shall be referred to collectively herein as the “Parties.” All capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Purchase Agreement.
RECITALS
          A. The Purchase Agreement contemplates that the Company will issue and sell to the Purchasers thereunder an aggregate of 4,242,870 Shares and Warrants to acquire up to that number of additional shares of Common Stock equal to seventy-five percent (75%) of the number of Shares purchased by each Purchaser (rounded down to the nearest whole share).
          B. Section 6.4 of the Purchase Agreement provides that any term thereof may be amended by a written instrument referencing the Purchase Agreement and signed by the Company and the Purchasers of at least two-thirds of the Shares purchased as of the Closing Date.
          C. The Company and the Investor desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:
AGREEMENT
     1.1 Amendment to Exercise Price. That all references to the exercise price of the Warrants set forth in the Purchase Agreement and the form of Warrant attached thereto as Exhibit A shall be deemed to be $4.24 per share.
     1.2 Company Representations. The Company hereby represents and warrants to the Investor that this amendment is required by The NASDAQ Stock Market LLC to comply with its listing standards and no Purchaser has or will receive any consideration in connection with the amendment of the Purchase Agreement.
     1.3 Condition to Effectiveness. The effectiveness of this Amendment shall be contingent on the execution by each Purchaser of an amendment to the Purchase Agreement that is substantially the same as this Amendment.
     1.4 Effect of Amendment. Except as set forth in this Amendment, the provisions of the Purchase Agreement shall remain unchanged and shall continue in full force and effect.
     1.5 Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

     1.6 Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number One to the Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ONCOTHYREON INC.
By:
Name:
Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NAME OF PURCHASER:

By:

Name:
Title:

Aggregate Purchase Price (Subscription Amount): $

Number of Shares to be Acquired:

Underlying Shares Subject to Warrant:

( % of the number of Shares to be acquired)

Address for Notice:

Telephone No.:

Facsimile No.:

E-mail Address:

Attention:

Delivery Instructions:
(if different than above)

c/o

Street:

City/State/Zip:

Attention:

Telephone No.: